[DESCRIPTION] EXHIBIT 10(k)

              PERFORMANCE-BASED COMPENSATION AGREEMENT

THIS AGREEMENT, dated as of the 25th day of March, 1997, between FAHNESTOCK VINER HOLDINGS INC. ("Holdings") and ALBERT G. LOWENTHAL ("Lowenthal").

W I T N E S S E T H :

WHEREAS, Lowenthal is employed by Fahnestock & Co. Inc., a wholly-owned subsidiary of Holdings (the "Company"), and Holdings as their respective Chief Executive Officer and serves as Chairman of their respective Boards of Directors; and

WHEREAS, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Holdings has determined that it is in the best interests of the Company and Holdings to compensate Lowenthal for his services during the Term hereof in a manner that aligns the compensation of Lowenthal with the performance of the Company and Holdings, the long-term interests of the shareholders of Holdings and the compensation paid to other chief executive officers of comparable financial service companies;

NOW, THEREFORE, in consideration of the premises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings and Lowenthal agree as follows:

1. Definitions.

(a) Common Stock means the Class A non-voting shares of Holdings.

(b) Base Price means, with respect to any Stock Appreciation Amount (i) for the calendar year ended December 31, 1997, $14.50, being the average closing price on the New York Stock Exchange of a share of Common Stock on each trading day during the period beginning December 15, 1996 and ending January 15, 1997 and, (ii) for any subsequent year during the Term, the average closing price on the New York Stock Exchange of a share of Common Stock on each trading day during the period beginning December 15 of such year and ending January 15 of the following year.

(c)	Market Value of a share of Common Stock as of December 31 of a calendar year means the average closing price on the New York Stock Exchange of a share of Common Stock on each trading day during the period beginning
December 15 of such year and ending January 15 of the following year. The Market Value of a share of Common Stock as of any other determination date means the average closing price on the New York Stock Exchange of a share of Common Stock on each trading day during the period beginning fifteen (15) calendar days before, and ending fifteen (15) calendar days after, such date. If the Common Stock is not listed on the New York Stock Exchange at the time for determination, the closing sale price on NASDAQ shall be used.

(d) Performance Award means any payment made pursuant to Section 2 of this Agreement.

(e) Term means the period commencing on January 1, 1997 and ending on December 31, 2001.

2.  Performance Awards.

(a) On or before the 90th day of each year during the Term, the Committee shall establish a written performance goal with respect to such year ("performance year") pursuant to which Lowenthal shall be entitled to a single-sum amount to be calculated by the Committee in accordance with a formula set by the Committee on or before the 90th day of each year during the Term, which is based upon the performance of Holdings, the Common Stock, Mr. Lowenthal, or some combination thereof, during the reference year (the "Performance Amount").

(b) Following the of each year during the Term, the Committee shall calculate an amount (the "Stock Appreciation Amount" with respect to such calendar year equal the amount by which the Market Value as of the December 31 of such calendar year of a share of Common Stock exceeds the Base Price as of December 31 of the previous year multiplied by an assumed number of shares of Common Stock to be set each year by the Committee on or before the 90th day of each year during the Term.

(c) Except as otherwise provided in Section 6 and subject to the limit set forth in Section 5, within five (5) days after the Committee's certification for each award in accordance with Section 4 following the end of each year during the term, the Company shall pay Lowenthal in cash as additional compensation an amount (the "Performance Award") equal to the Performance Amount (if greater than zero) and the Stock Appreciation Amount (if greater than zero) for that year.

3.	Administration.

The procedures with respect to Stock Appreciation Payments and Performance Awards made under this Agreement shall be administered by the Committee.
The Committee shall at all times consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power and authority to grant awards hereunder and to administer and interpret this Agreement and to adopt such rules, regulations and guidelines as it deems necessary or advisable to give effect to the purpose and intent of this Agreement. Prior to payment of any Performance Award payable hereunder in each year during the Term the Committee shall certify as to the degree to which the performance goals underlying the Performance Award have been attained for such year. Certification by the Committee shall be made no later than January 31st of each year during the Term for the Stock Appreciation Amount and within ten (10) days after Holdings' issuance of its annual audited financial statements with respect to each year during the Term for the Performance Amount.

4. Limit on Performance Awards

The sum of all Performance Awards during the Term shall not exceed $5,000,000 in the aggregate.

5.  Termination of Employment

If, on or before the last day of any calendar year during the Term, Lowenthal ceases to be employed by the Company as its Chief Executive Officer or by Holdings as its Chief Executive Officer for any reason other than death or disability, his right to receive any payment under this Agreement with respect to such calendar year shall be forfeited.

6.  Death or Disability

If Lowenthal's employment with the Company or Holdings terminates by reason of death or permanent disability, in lieu of any payments otherwise payable under this Agreement, Lowenthal or his estate, within thirty (30) days after December 31 following any such termination, shall be paid the sum of (i) the amount that would be owed to Lowenthal with respect to the Performance Amount for such year multiplied by a fraction, the numerator of which is the number of actual days of the year to the date of such termination and the denominator of which is 365 and (ii) the amount that would be owed to Lowenthal with respect to the Stock Appreciation Amount using the Market Value of the Common
Stock on such termination date; provided, however, that any such payment of a Performance Award shall be subject to the limit set forth in Section 4 and the prior certification of the Committee as set forth in Section 3.

7.  Effectiveness of Agreement

This Agreement shall be effective as of the date of its adoption by the Committee, subject to the approval thereof at a meeting of shareholders by the holders of a majority of the Class B voting shares (the "Class B Shares") present and entitled to vote at the meeting.

8.  Interpretation

No provision of this Agreement may be altered or waived except in writing executed by the parties hereto. This Agreement constitutes the entire egreement between the parties hereto and no party shall be bound by any warranties, representations or guarantees, except as specifically set forth in this Agreement. This Agreement shall be interpreted under the law of the State of New York without giving effect to the conflict of law provisions thereof.

9.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Lowenthal and Holdings shall, at the instance of either Lowenthal or Holdings, be submitted to arbitration in accordance with New York law and the procedures of the New York Stock Exchange. The determination of the arbitrator shall be conclusive and binding on Holdings and Lowenthal and judgment may be entered on the arbitrator's award in any court having jurisdiction.

10.	Assignability.

The respective rights and obligations of Lowenthal and Holdings under this Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of Lowenthal and the successors and assigns of Holdings.

IN WITNESS WHEREOF, Holdings and Lowenthal have executed this Agreement as of the day and year first above written.


FAHNESTOCK VINER HOLDINGS INC.


By:/s/ E.K. Roberts
Name:Elaine K. Roberts
Title:President


/s/ A.G. Lowenthal
Albert G. Lowenthal, individually